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April 9, 2025 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

Commissioners:
We have read Item 4.01 of Form 8-K dated April 9, 2025, of Urban One, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third, fourth, fifth, and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited